SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT
PURSUANT TO SECTION 14(D)(4) OF THE
SECURITIES EXCHANGE ACT OF 1934

PETROHAWK ENERGY CORPORATION

(Name of Subject Company)

PETROHAWK ENERGY CORPORATION

(Names of Person Filing Statement)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

716495106

(CUSIP Number of Class of Securities)

David S. Elkouri
Executive Vice President, General Counsel and Secretary
Petrohawk Energy Corporation
1000 Louisiana, Suite 5600

Houston, Texas 77002
(832) 204-2700
(Name, Address and Telephone Number of Person Authorized to Receive

Notice and Communications on Behalf of the Person Filing Statement)

With copies to:

Lee A. Meyerson, Esq.

Eric M. Swedenburg, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3026

(212) 455-2000

☒        Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.02, 8.01 and 9.01 of the Current Report on Form 8-K filed by Petrohawk Energy Corporation on July 20, 2011 (including all exhibits attached thereto) are incorporated herein by reference.

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